Exhibit 99.1

Date: December 10, 2024

Subject line: Letter from the CEO

Dear Colleagues and Shareholders,

This evening, I informed WAL’s Board of Directors that I will be taking a leave of absence beginning next Monday to undergo bypass surgery. Despite having no symptoms of cardiovascular disease and feeling in perfect health, a routine screening identified the need for this important procedure. I am grateful that early detection provided me the opportunity to receive the treatment that my doctors advise will allow me to be healthy and active for years to come.

While I am on leave, the Board has appointed Dale Gibbons, WAL’s long-time Chief Financial Officer and Vice Chair, to serve as interim CEO. Dale, along with our Chief Banking Officers Tim Bruckner and Steve Curley will form the Executive Committee that will lead the Company as I recuperate. As Bruce Beach, WAL’s Chairman, said tonight “Our emergency succession planning process has prepared the Company well for situations exactly like this. I am certain the strong executive team will continue to execute on the Company’s business plan without interruption.”

I feel very good now and look forward to returning late in the first quarter feeling even better. However, I’d like to share a reminder that heart disease is often called the “silent killer” because it has no symptoms. Please consider your routine screenings a gift to those you love this holiday season.

I appreciate the support of this exceptional organization and look forward to seeing you again next year.

Ken